UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2004

Aviall, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12380	65-0433083
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2750 Regent Boulevard DFW Airport, Texas		75261
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 586-1000

Not Applicable

(Former name or former address, if changed since last report)

Item 5.	Other Events.

On April 28, 2004, The Carlyle Group through certain of its affiliates (the “Selling Stockholder”) initiated the offering of 2,500,000 shares of common stock of Aviall, Inc., a Delaware corporation (the “Company”), pursuant to an underwriting agreement dated April 28, 2004 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholder and Wachovia Capital Markets, LLC (the “Underwriter”). Pursuant to the Underwriting Agreement, the Selling Stockholder has also granted the Underwriter a 30-day option to purchase, at the public offering price less any underwriting discounts and expenses, up to an additional 375,000 shares of the Company’s common stock to cover any over-allotments. The Underwriting Agreement is filed herewith as an exhibit and incorporated herein by reference.

The shares of common stock have been sold by the Selling Stockholder pursuant to a registration statement filed by the Company on Form S-3 (SEC File No. 333-111816) (together with all amendments and supplements thereto, the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of the offer and sale (i) by the Company of up to $200 million of its securities and (ii) by the Selling Stockholder of up to 7,000,000 shares of the Company’s common stock. The Registration Statement was declared effective on March 8, 2004.

In connection with the offering, the Company executed a lock-up agreement, pursuant to which the Company agreed, for a period of 45 days after April 28, 2004, not to offer, sell, contract to sell, pledge or otherwise dispose of its common stock or securities convertible into, or exchangeable or exercisable for, its common stock, subject to certain exceptions. The lock-up agreement is filed herewith as an exhibit and incorporated herein by reference.

Item 7.	Financial Statements and Exhibits.

(c) Exhibits.

1.1	Underwriting Agreement
5.1	Legal Opinion of Haynes and Boone, LLP
10.1	Letter Agreement dated April 27, 2004 concerning a lock-up agreement by the Company
23.2	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVIALL, INC.

By:	/s/ Jeffrey J. Murphy
Name:	Jeffrey J. Murphy
Title:	Senior Vice President Law and Human Resources, Secretary and General Counsel

Date: April 29, 2004